SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

(Amendment No.  )

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Exchange Listed Funds Trust

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HIGH YIELD ETF

a series of

EXCHANGE LISTED FUNDS TRUST

10900 Hefner Pointe Drive Suite 207

Oklahoma City, Oklahoma 73120

IMPORTANT NOTICE REGARDING

INTERNET AVAILABILITY OF INFORMATION STATEMENT

November 12, 2019

As a shareholder of the High Yield ETF (the “Fund”), a series of Exchange Listed Funds Trust (the “Trust”), you are receiving this notice regarding the internet availability of an information statement (the “Information Statement”) relating to the approval of a new sub-advisory agreement with respect to the Fund. This notice presents an overview of the Information Statement that is available to you on the internet or, upon request, by mail or email. We encourage you to access and review all of the important information contained in the Information Statement. As described below, the Information Statement is for informational purposes only and, as a shareholder of the Fund, you do not need to take any action.

At a meeting of the Trust’s Board of Trustees (the “Board”) held on July 17, 2019, the Board approved a sub-advisory agreement between Exchange Traded Concepts, LLC (“ETC”), the Fund’s investment adviser, and WhiteStar Asset Management LLC (“WhiteStar”), pursuant to which WhiteStar would serve as a sub-adviser to the Fund. WhiteStar’s appointment as a sub-adviser to the Fund became effective August 19, 2019. The appointment of WhiteStar as a sub-adviser does not affect the Fund’s investment objective or overall fees and expenses and MacKay Shields LLC continues to serve as a sub-adviser to the Fund.

The Trust has received an exemptive order from the U.S. Securities and Exchange Commission that permits the Trust and ETC to hire new sub-advisers and make changes to existing sub-advisory agreements with the approval of the Board, but without obtaining shareholder approval. A condition of this order requires that the Information Statement be made available to the Fund’s shareholders.

By sending you this notice, the Fund is notifying you that it is making the Information Statement available to you via the internet in lieu of mailing you a paper copy. You may print and view the Information Statement on the Fund’s website at https://www.hyldetf.com/documents. The Information Statement will be available on this website until at least February 9, 2020. To view and print the Information Statement, click on the link to the Information Statement. You may request a paper copy or email copy of the Information Statement, free of charge, by contacting the Trust in writing at 10900 Hefner Pointe Drive, Suite 207, Oklahoma City, Oklahoma 73120 or by calling 1-844-880-3837. The Fund’s most recent annual report and semi-annual report are available upon request, without charge, by contacting the Trust at 10900 Hefner Pointe Drive, Suite 207, Oklahoma City, Oklahoma 73120, by calling 1-844-880-3837, or by visiting the Fund’s website at https://www.hyldetf.com.

Only one copy of this notice will be delivered to shareholders of the Fund who reside at the same address, unless the Fund has received instructions to the contrary. If you would like to receive an additional copy, please write to the Trust at 10900 Hefner Pointe Drive, Suite 207, Oklahoma City, Oklahoma 73120 or call 1-844-880-3837. Shareholders wishing to receive separate copies of notices in the future, and shareholders sharing an address who wish to receive a single copy if they are receiving multiple copies, should also contact the Trust as indicated above.

If you want to receive a paper or email copy of the Information Statement, you must request one.

There is no charge to you to obtain a copy.

HIGH YIELD ETF

a series of

EXCHANGE LISTED FUNDS TRUST

10900 Hefner Pointe Drive Suite 207

Oklahoma City, Oklahoma 73120

INFORMATION STATEMENT

November 12, 2019

This Information Statement is for informational purposes only and no action is requested on your part. We are not asking you for a proxy and you are requested not to send us a proxy.

This Information Statement is being made available to shareholders of the High Yield ETF (the “Fund”), a series of Exchange Listed Funds Trust (the “Trust”), in lieu of a proxy statement, pursuant to the terms of an exemptive order (the “Manager of Managers Order”) that the Trust has received from the U.S. Securities and Exchange Commission (the “SEC”). The Manager of Managers Order permits the Trust and Exchange Traded Concepts, LLC (“ETC”), subject to certain conditions such as approval by the Trust’s Board of Trustees (the “Board”), and without approval by shareholders, to enter into or materially amend a sub-advisory agreement with an unaffiliated sub-adviser.

Sub-Advisory Agreement with WhiteStar Asset Management LLC

At a meeting of the Board held on July 17, 2019, the Board, including its members who are not interested persons of the Trust (the “Independent Trustees”) within the meaning of the Investment Company Act of 1940 (the “1940 Act”), approved a sub-advisory agreement between ETC and WhiteStar Asset Management LLC (“WhiteStar”), pursuant to which WhiteStar would serve as a sub-adviser to the Fund (the “Sub-Advisory Agreement”). Effective August 19, 2019, WhiteStar began serving as a sub-adviser to the Fund. The appointment of WhiteStar as a sub-adviser does not affect the Fund’s investment objective or overall fees and expenses and MacKay Shields LLC (“MacKay Shields”) continues to serve as a sub-adviser to the Fund.

Considerations by the Board of Trustees

In considering whether to approve the Sub-Advisory Agreement, the Board evaluated and discussed (i) the nature, extent, and quality of the services to be provided by WhiteStar; (ii) the expected costs of and profits to be realized from providing such services, including any fall-out benefits enjoyed by WhiteStar or its affiliates; (iii) performance; (iv) the extent to which economies of scale have been achieved and are shared with the Fund’s shareholders; and (v) other factors the Board deemed to be relevant. The Independent Trustees were assisted in their review by independent legal counsel and met with counsel separately without management present prior to determining whether to approve the Sub-Advisory Agreement.

Nature, Extent, and Quality of Services to be Provided. In considering the nature, extent, and quality of the services to be provided to the Fund, the Board considered WhiteStar’s specific responsibilities in all aspects of day-to-day management of the Fund. The Board noted that such responsibilities would include providing investment advice to the Fund and determining security selection with respect to the portion of the Fund’s assets allocated to WhiteStar; monitoring compliance with various Fund policies and procedures and applicable securities regulations; placing portfolio securities and other investment instrument trades on behalf of the Fund; selecting broker-dealers to execute purchase and sale transactions; determining the daily baskets of deposit securities and cash components; placing portfolio securities trades for purchases and redemptions of Fund shares; oversight of general portfolio compliance with relevant law; responsibility for quarterly reporting to the Board; and implementation of Board and ETC directives relating to the Fund. The Board considered the qualifications, experience, and responsibilities of WhiteStar’s investment personnel. The Board also considered the quality of WhiteStar’s compliance infrastructure and the determination of the Trust’s Chief Compliance Officer that WhiteStar has appropriate compliance policies and procedures in place. The Board noted that it had been provided with WhiteStar’s registration form on Form ADV as well as WhiteStar’s responses to a detailed series of questions, which included a description of WhiteStar’s operations, service offerings, personnel, compliance program, risk management program, and financial condition. Based on the factors above, as well as those discussed below, the Board concluded that it was satisfied with the nature, extent, and quality of the services expected to be provided to the Fund by WhiteStar.

Performance. In connection with the assessment of WhiteStar’s ability to perform its duties under the Sub-Advisory Agreement, the Board considered the sufficiency of WhiteStar’s resources and reviewed WhiteStar’s overall investment experience, including its experience managing investment pools. The Board also considered the Fund’s past performance and noted the fact that performance may be impacted by the addition of WhiteStar as a sub-adviser to the Fund.

Costs of Services to be Provided and Profitability. The Board reviewed the sub-advisory fee to be paid to WhiteStar for its services to the Fund under the Sub-Advisory Agreement. The Board took into consideration that the Fund pays to ETC an advisory fee structured as a “unified fee”, meaning that the Fund pays no expenses, other than certain excluded expenses, and that the sub-advisory fee to be paid to WhiteStar is to be paid out of ETC’s unified fee and represents an arm’s-length negotiation between ETC and WhiteStar. The Board further found that the fees reflected a reasonable allocation of the advisory fee paid to ETC given the work performed by each firm. The Board considered the costs and expenses to be incurred by WhiteStar in providing sub-advisory services, evaluated the compensation and benefits to be received by WhiteStar from its relationship with the Fund, and reviewed WhiteStar’s analysis of its expected profitability with respect to the Fund. In light of this information, the Board concluded that the sub-advisory fee appeared reasonable in light of the services to be rendered.

Economies of Scale. The Board considered the potential for economies of scale as Fund assets grow. The Board concluded that to date, no significant economies of scale had yet been achieved, and the Board noted that it would have an opportunity to evaluate the extent to which economies of scale are being shared when it considers the renewal of the Sub-Advisory Agreement.

Conclusion. No single factor was determinative of the Board’s decision to approve the Sub-Advisory Agreement on behalf of the Fund; rather, the Board based its determination on the total mix of information available to it. Based on a consideration of all the factors in their totality, the Board, including a majority of the Independent Trustees, determined that the Sub-Advisory Agreement, including the compensation payable thereunder, was fair and reasonable to the Fund. The Board, including a majority of the Independent Trustees, therefore determined that the approval of the Sub-Advisory Agreement is in the best interests of the Fund and its shareholders.

Information Concerning ETC

ETC, located at 10900 Hefner Pointe Drive, Suite 207, Oklahoma City, Oklahoma 73120 (its primary place of business) and 295 Madison Avenue, New York, New York 10017, serves as the investment adviser to the Fund. ETC was formed in 2009 and provides investment advisory services to other exchange-traded funds. ETC is majority owned by Cottonwood ETF Holdings LLC. The terms of the Fund’s investment advisory agreement with ETC are unaffected by the approval of the Sub-Advisory Agreement.

Information Concerning MacKay Shields

MacKay Shields, a Delaware limited liability company incorporated in 1969 with its principal offices at 1345 Avenue of the Americas, New York, New York 10105, serves as a sub-adviser to the Fund. MacKay Shields is responsible for selecting investments for its allocated portion of the Fund’s assets in accordance with the Fund’s investment objective, policies and restrictions. MacKay Shields is an investment adviser registered with the SEC and provides investment advice to registered investment companies and private investment funds. MacKay Shields is a wholly-owned, fully autonomous subsidiary of New York Life.

Information Concerning WhiteStar

WhiteStar is a Delaware limited liability company with its principal offices at 300 Crescent Court, Suite 200, Dallas, TX 75201. WhiteStar was formed in 2013 and provides investment advisory services, including as collateral manager for pooled investment vehicles that are collateralized loan obligation funds. WhiteStar is wholly-owned by TCA Holdco LLC, a Delaware limited liability company. TCA Holdco LLC is indirectly owned by Pine Brook Capital Partners II, L.P., a Delaware limited liability company. WhiteStar is responsible for selecting investments for its allocated portion of the Fund’s assets in accordance with the Fund’s investment objective, policies and restrictions. WhiteStar also is responsible for trading portfolio securities and other investment instruments on behalf of the Fund and selecting broker-dealers to execute purchase and sale transactions, subject to the supervision of ETC and the Board.

Listed below are the names and principal occupations of the directors and principal executive officers of WhiteStar. None of WhiteStar’s officers, directors, or employees serves as a trustee or officer of the Trust. The mailing address for each person listed below is the same as that of WhiteStar.

Name	Principal Occupation/Title
Gibran Mahmud	Chief Executive Officer/Chief Investment Officer
Barry Boland	Portfolio Manager
Nathan Hall	Portfolio Manager

Gibran Mahmud, Barry Boland, and Nathan Hall of WhiteStar have been added as portfolio managers of the Fund.

Gibran Mahmud, Chief Executive Officer and Chief Investment Officer of WhiteStar, has served as a portfolio manager of the Fund since August 2019. Prior to joining WhiteStar in 2013, Mr. Mahmud was a Senior Vice President and Head of Mergers, Acquisitions and Business Strategy for a private family office. Previously Mr. Mahmud served as Senior Portfolio Manager and Head of Structured Products at Highland Capital Management, L.P. Prior to joining Highland in 2001, he served as a Senior Analyst at Fleet Capital where he was involved in originating, structuring, modeling and credit analysis for clients primarily in the manufacturing, retail and services industries. Prior to joining Fleet, in 2000, he was a Senior Auditor at Arthur Andersen. Mr. Mahmud received a Master of Business Administration in Finance and a Bachelor of Business Administration in Accounting from Baylor University. He is a Certified Public Accountant (CPA).

Barry Boland, portfolio manager of WhiteStar, has served as a portfolio manager of the Fund since August 2019. Prior to joining WhiteStar in 2014, Mr. Boland was an Associate Director in the Proprietary Investing group of ORIX USA, where he managed a portfolio of leveraged loans, high yield bonds, equities, and derivatives. Prior to joining Orix in 2006, Mr. Boland was a proprietary trader with Hold Brothers, a direct access equity trading firm. Prior to joining Hold Brothers in 2001, Mr. Boland was a senior auditor with Ernst & Young. Mr. Boland began his career as a staff auditor with Deloitte & Touche. Mr. Boland received a Master of Science in Applied Mathematics for Finance from Baruch College, City University of New York and a Bachelor of Business Administration in Finance and Bachelor of Accountancy from the University of Oklahoma.

Nathan Hall, portfolio manager of WhiteStar, has served as a portfolio manager of the Fund since August 2019. Before joining WhiteStar in 2013, Mr. Hall served as a Vice President with H.I.G. WhiteHorse, managing a portfolio of syndicated bank loans. Additionally, Mr. Hall worked with Managing Directors at Bayside Capital, the distressed debt affiliate of H.I.G., to source, evaluate, and manage distressed debt investments across multiple sectors from inception to ultimate resolution. Prior to joining WhiteHorse in 2007, Mr. Hall worked at an integrated asset management firm, gaining exposure to bank debt, bonds, and equities across a wide variety of structures and strategies. He has also received credit management and underwriting training from Wells Fargo. Mr. Hall received a Bachelor of Business Administration in Finance from Texas A&M University.

Terms of the Sub-Advisory Agreement

Duration and Termination. The Sub-Advisory Agreement will remain in effect for a period of two years, unless sooner terminated. After the initial two-year period, continuation of the Sub-Advisory Agreement from year to year is subject to annual approval by the Board, including at least a majority of the Independent Trustees. The Sub-Advisory Agreement may be terminated without penalty (i) by vote of a majority of the Board, or by vote of a majority of the outstanding voting securities of the Fund, or by ETC, in each case, upon sixty (60) days’ written notice to WhiteStar; or (ii) by WhiteStar upon sixty (60) days’ written notice to ETC and the Board.

Sub-Advisory Fee. For the services WhiteStar provides, ETC pays WhiteStar a fee calculated daily and paid monthly at an annual rate of 0.35% of the Fund’s average daily net assets managed by WhiteStar. The sub-advisory fee paid by ETC to WhiteStar under the Sub-Advisory Agreement will not change the overall investment advisory fee paid by the Fund.

Brokerage Policies. The Sub-Advisory Agreement authorizes WhiteStar to select the brokers or dealers that will execute the purchases and sales of securities of the Fund, directs WhiteStar to seek for the Fund the most favorable execution and net price available under the circumstances, and provides that WhiteStar may cause the Fund to pay a broker a commission in excess of that which another broker might have charged for effecting the same transaction, in recognition of the value of the brokerage and research services provided by the broker to WhiteStar. The Sub-Advisory Agreement states that the foregoing are duties of WhiteStar unless responsibility for placing orders with respect to transactions in securities or other assets held or to be acquired by the Fund has been retained by ETC or delegated by ETC to another sub-adviser.

Payment of Expenses. The Sub-Advisory Agreement provides that WhiteStar will pay all of the costs and expenses incurred by it in connection with the sub-advisory services provided for the Fund.

Other Provisions. The Sub-Advisory Agreement provides that WhiteStar shall indemnify and hold harmless ETC, the Trust, all affiliated persons thereof, and all controlling persons from and against any and all claims, losses, liabilities or damages (including reasonable attorneys’ fees and other related expenses) arising from or in connection with the performance of WhiteStar’s obligations under the agreement; provided, however, that WhiteStar’s obligation shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by ETC, is caused by or is otherwise directly related to ETC’s own willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of the reckless disregard of its duties under the agreement. The Sub-Advisory Agreement further provides that ETC shall indemnify and hold harmless WhiteStar from and against any and all claims, losses, liabilities or damages (including reasonable attorneys’ fees and other related expenses) arising from or in connection with the performance of ETC’s obligations under the agreement; provided, however, that ETC’s obligation shall be reduced to the extent that the claim against, or the loss, liability or damage experienced by, WhiteStar is caused by or is otherwise directly related to WhiteStar’s own willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of the reckless disregard of its duties under the agreement.

General Information

Other Service Providers. The Trust’s administrators are The Bank of New York Mellon, located as 240 Greenwich Street New York, NY 10286, and UMB Fund Services, located at 235 W. Galena Street Milwaukee, WI 53212.  The Fund’s distributor is Foreside Fund Services, LLC, located at Three Canal Plaza, Suite 100, Portland, Maine 04101. Counsel to the Trust is Morgan, Lewis & Bockius LLP, which is located at 1111 Pennsylvania Ave NW, Washington, DC 20004.

Affiliated Broker Commissions. For the fiscal year ended June 30, 2019, the Fund did not pay brokerage commissions to affiliated brokers.

Ownership of Shares. Although the Trust does not have information concerning the beneficial ownership of shares of the Fund held in the names of DTC Participants, the name, address and percentage ownership of each DTC Participant that owned of record 5% or more of the outstanding shares of the Fund as of November 1, 2019 is set forth below. Shareholders having more than 25% beneficial ownership of the Fund’s outstanding shares may be in control of the Fund and be able to affect the outcome of certain matters presented for a vote of shareholders. As of November 1, 2019, the Trustees and officers of the Trust owned less than 1% of the outstanding shares of the Fund.

Participant Name and Address	Percentage of Ownership
National Financial Services, LLC 200 Seaport Boulevard Mail Zone L10C Boston, MA 02210	18.11%
Charles Schwab & Co. Inc. 211 Main Street San Francisco, CA 94105	12.58%
TD Ameritrade Clearing, Inc. 200 South 108th Avenue Omaha, NE 68154	11.31%
Wells Fargo Clearing Services, LLC One North Jefferson Avenue MAC H0005-6D St. Louis, MO 63103	8.99%
Raymond James & Associates, Inc. 800 Carillon Parkway St. Petersburg, FL 33716	6.24%
Pershing, LLC One Pershing Plaza Jersey City, NJ 07399	5.71%

Financial Information. The Fund will furnish, without charge, a copy of its most recent annual report and semi-annual report to shareholders upon request. Requests for such reports should be made by calling 1-844-880-3837, visiting the Fund’s website at www.hyldetf.com, or writing the Trust at Exchange Listed Funds Trust, 10900 Hefner Pointe Drive, Suite 207, Oklahoma City, OK 73120.

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